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                                                              EXHIBIT NO. 99(i)

                        MFS INTERMEDIATE INCOME TRUST

              RETIREMENT PLAN FOR NON-INTERESTED PERSON TRUSTEES



         MFS Intermediate Income Trust (the "Fund") has adopted this Retirement Plan for Non-Interested Person Trustees (the "Plan"). The Plan has been established for the purpose of providing certain benefits to eligible Independent Trustees of the Fund, or their beneficiaries, after termination of the Independent Trustees' services as such.

              1.  DEFINITIONS

                  The following terms shall have the following meanings:

                  Accrued  Benefit:  A  benefit  which is equal to the  Normal
              Retirement Benefit calculated using an Independent Trustee's Years of Service and Annual Compensation as of the determination date.

                  Actuarial  Equivalent:  A benefit equal in value, based on (a)
              an interest rate equal to the immediate annuity rate published by the Pension Guaranty Corporation for the January of the Plan Year of calculation and (b) the 1983 Individual Annuity Mortality Tables for Males.

                  Annual  Compensation:  The  average of the total  compensation
              (retainer and meeting fees) received by an Independent Trustee during each of the last three Plan Years preceding his termination of services as such for which he served either as an Independent Trustee or a Nonaffiliated Trustee for the entire year; provided, that if an Independent Trustee served as an Independent Trustee and/or a Nonaffiliated Trustee for fewer than three full Plan Years prior to his termination of services, there shall be taken into account his annualized compensation for the one or more most recent partial Plan Years (if any) for which he served as an
              Independent Trustee or a Nonaffiliated Trustee that, when aggregated with his full Plan Years, does not exceed three Plan Years.

                  Disability:  Disability  as  defined  in  ss.22(e)(3)  of  the
              Internal Revenue Code of 1986, as amended.

                  Independent  Trustee:  A  Trustee  of the Fund who is not an
              "interested person" (as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended) of the Fund, Lifetime Advisers, Inc. ("Lifetime"), Massachusetts Financial Services Company ("MFS") or MFS Financial Services, Inc. ("FSI").

                  Nonaffiliated  Trustee:  A  Trustee  of the  Fund who has no
              material business or professional relationship with the Fund, Lifetime, MFS or FSI and who is subject

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              to being declared an  "interested  person" solely by reason of his relationship with the Fund, Lifetime, MFS or FSI during the two most recently completed fiscal years of the Fund.

                  Normal  Retirement   Benefit:  An  annual  benefit  at  Normal
              Retirement Date equal to 5% of an Independent Trustee's Annual Compensation multiplied by the Independent Trustee's whole Years of Service, up to a maximum of ten Years of Service, payable in the Normal Form of Benefit, as defined in ss.3(g).

                  Normal  Retirement  Date:  December  31 of the Plan  Year in
              which an Independent Trustee attains age 75 or December 31, 1997.

                  Plan Year:  January 1 through December 31.

                  Retirement:  Termination of service of an Independent  Trustee after having completed at least five Years of Service and having attained age 62, other than: (i) any termination by reason of death; (ii) any termination by reason of Disability, provided that any Independent Trustee who suffers a Disability and who has otherwise satisfied the requirements for Retirement shall have the right to elect whether his termination is by reason of Retirement or by reason of Disability; or (iii) any termination resulting from the Independent Trustee's willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of the office of Independent Trustee ("Misconduct").

                  Year of  Service:  A Plan  Year  during  which an  Independent
              Trustee completed at least six months of service as either a Nonaffiliated Trustee or an Independent Trustee.

              2.  ELIGIBILITY

                  No Trustee of the Fund shall be eligible to participate in the
              Plan or be entitled to any rights or benefits hereunder until the Trustee becomes an Independent Trustee. Each individual who completes any service as an Independent Trustee on or after the Effective Date of this Plan, and who so elects in such manner as the Committee determines from time to time, will be eligible to participate in the Plan.

              3.  RETIREMENT DATE; AMOUNT OF BENEFIT

                           (a) Retirement. Each Independent Trustee shall retire
                  on that Independent Trustee's Normal Retirement Date, if he has not previously ceased to perform services as an Independent Trustee. Each retired Independent Trustee is referred to as a "Retired Trustee".

                           (b) Normal  Retirement  Benefit.  Upon an Independent
                  Trustee's Retirement on his Normal Retirement Date, the Independent Trustee shall receive, commencing on his Normal Retirement Date, his Normal Retirement Benefit.

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                           (c) Early  Retirement  Benefit.  Upon an  Independent
                  Trustee's Retirement prior to his Normal Retirement Date, the Independent Trustee shall receive an Early Retirement Benefit commencing on the Independent Trustee's date of Retirement.
                  The  benefit   payable  on  an  Independent   Trustee's  early
                  Retirement shall be his Accrued Benefit reduced by 3% for every year that payment of an Early Retirement Benefit precedes that Trustee's Normal Retirement Date.

                           (d) Deferred  Termination  Benefit. If an Independent
                  Trustee's service as such terminates, other than (i) termination as a result of his Misconduct or (ii) termination that constitutes termination by reason of his Retirement, Disability or death, after he has completed at least five Years of Service, he shall receive, commencing on the date he attains age 62, his Accrued Benefit reduced by 39%.

                           (e) Disability Benefit.  If an Independent  Trustee's
                  service as such terminates by reason of his Disability and, if the Independent Trustee is eligible for Retirement, he elects that his termination be treated as being by reason of Disability, he shall receive his Accrued Benefit paid for the one hundred twenty (120) months immediately following the month in which his service so terminates. In the event the Independent Trustee dies before he has received one hundred twenty (120) payments, monthly payments in the same amount shall be paid to his beneficiary until the number of payments to the Independent Trustee plus the number of payments to the beneficiary equal one hundred twenty (120) payments.

                           (f) Death Benefit. Each Independent Trustee who elects to participate in this Plan shall designate a beneficiary in such form as the Committee approves from time to time to receive any benefits payable under this Plan in the event of his death. In the event there is no validly designated beneficiary in existence on the date of an
                  Independent  Trustee's  death,  his  beneficiary  shall be his surviving spouse, if any, or if none, his estate. The beneficiary of an Independent Trustee who dies during service, and with respect to whom benefit payments have not commenced, shall be entitled to that Independent Trustee's Accrued
                  Benefit paid for the one hundred twenty (120) months immediately following death.

                           (g)      Form  of  Benefit.   Except  as  otherwise
                  provided in this ss.3, benefits payable under this ss.3 shall be payable in the form of a monthly annuity for the life of the Independent Trustee, and, if the Independent Trustee dies before he has received one hundred twenty (120) payments, monthly payments in the same amount shall be payable to his beneficiary until the number of payments to the Independent Trustee plus the number of payments to the beneficiary equal one hundred twenty (120) payments (the "Normal Form of Benefit"). However,

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                  notwithstanding  any other provision of this
                  Section 3 to the contrary, if an Independent Trustee's beneficiary is entitled to payments under this Plan upon the Independent Trustee's death, then (i) if the Independent Trustee's beneficiary is his estate, the lump sum Actuarial Equivalent present value of those payments shall be paid to the estate in a single lump sum as soon as administratively reasonable following the Independent Trustee's death, and (ii) if the Independent Trustee's beneficiary is other than his estate, the Committee in its sole discretion may direct that the Actuarial Equivalent value of those payments be paid in such form other than the Normal Form of Benefit (including without limitation a lump sum) as it determines.

              4.  PAYMENT OF BENEFIT; ALLOCATION OF COSTS

                  The Fund is  responsible  for the payment of the benefits,  as well as all expenses of administration of the Plan, including without limitation all accounting, legal and actuarial fees and expenses. The obligations of the Fund to pay such benefits and expenses will not be secured or funded in any manner, and the obligations will not have any preference over the lawful claims of the Fund's creditors and shareholders. The Fund shall be under no obligation to segregate any assets for the purpose of providing retirement benefits pursuant to this Plan, and to the extent that any Independent Trustee or beneficiary acquires a right to receive a benefit under the Plan, such right shall be limited to that of a recipient of an unfunded, unsecured promise to pay amounts in the future and such person's position with respect to such amounts shall be that of a general unsecured creditor of the Fund. To the extent that the Fund consists of one or more separate portfolios, costs and expenses will be allocated among the portfolios by the Board of Trustees of the Fund (the "Board") in a manner that is determined by the Board to be fair and equitable under the circumstances.

              5.  ADMINISTRATION

                           (a) The Committee. Any question involving entitlement
                   to payments under or the interpretation or administration of the Plan will be referred to a committee (the "Committee") of Independent Trustees designated by the Board. Except as otherwise provided herein, the Committee will make all interpretations and determinations necessary or desirable for the Plan's administration, and such interpretations and determinations will be final and conclusive.

                           (b) Powers of the Committee. The Committee will represent and act on behalf of the Fund in respect of the Plan and, subject to the other provisions of the Plan, the Committee may adopt, amend or repeal by-laws or other regulations, relating to the administration of the Plan, the conduct of the Committee's affairs, its rights or powers or the rights or powers of its members or of the Board. The Committee will report to the

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                   Board from time to time on its activities in
                   respect of the Plan. The Committee or persons designated by it will cause such records to be kept as may be necessary for the administration of the Plan.

              6.  MISCELLANEOUS PROVISIONS

                           (a)      Rights  Not   Assignable.   The  right  to
                   receive any payment under the Plan may not be transferred, assigned, pledged or otherwise alienated.

                           (b) Amendment, etc. The Committee, with the concurrence of the Board, may at any time amend or terminate the Plan or waive any provision of the Plan, provided that no amendment, termination or waiver will impair the rights of an Independent Trustee to receive upon Retirement the payments which would have been made to that Independent Trustee had there been no such amendment, termination or waiver (based upon that Independent Trustee's Years of Service to the date of such amendment, termination or waiver) or the rights of a former Independent Trustee or Retired Trustee to receive any benefit due under the Plan, without the consent of such present or former Independent Trustee or Retired Trustee, as the case may be. A present or former Independent Trustee or Retired Trustee may elect to waive receipt of his benefit by so advising the Committee.

                                    Notwithstanding  any  provision of this Plan
                   to the contrary, however, in the event of the sale of all or substantially all of the assets of the Fund, the liquidation or dissolution of the Fund, or any merger or other similar reorganization of the Fund that the Fund does not survive:

                                    (i) if  although  the Fund does not  survive
                        there is a surviving entity, all rights and benefits (including without limitation those of Retired Trustees) under the Plan shall cease upon consummation of such transaction, unless, and only to the extent that, the board of trustees (or other similar governing body) of the surviving entity agrees to assume the Plan and/or to provide any such rights or benefits; and

                                    (ii) if there is no  surviving  entity,  the
                        Board shall have the right to take specific action to terminate the Plan and/or to cause any or all rights and benefits (including without limitation those of Retired Trustees) under the Plan to cease as of the date of such event but, in the absence of any such specific action, the lump sum Actuarial Equivalent present value of the Accrued Benefit of each present or former Independent Trustee or Retired Trustee (or beneficiary thereof) who on the date of liquidation is receiving or entitled to receive a benefit under the Plan or would be entitled to receive a benefit under the Plan based on his actual or deemed termination of service as of the date of such liquidation shall be paid to such person.

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                           (c) No Right to Re-election. Nothing in the Plan will
                   create any obligation on the part of the Board to nominate any Independent Trustee for re-election.

                           (d) Vacancies. Although the Board will retain the right to increase or decrease its size, it shall be the general policy of the Board to replace each person who ceases to serve as an Independent Trustee by selecting a new Independent Trustee from candidates duly proposed.

                           (e) Consulting.  Each Retired Trustee may render such
                   services for the Fund, for such compensation, as may be agreed upon from time to time by such Trustee and the Board of the Fund.

                           (f) Construction.  Whenever any masculine terminology
                   is used in this Plan, it shall be taken to include the feminine, unless the context otherwise indicates. The titles and headings included herein are for convenience only and shall not be construed as in any way affecting or modifying the text of this Plan, which text shall control. This Plan shall be construed and regulated in accordance with the laws of The Commonwealth of Massachusetts, except to the extent such state law is preempted by federal law.

                           (g) Effective Date.  This Plan will become  effective
                   on January 1, 1991 (the "Effective Date").

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